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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    KISLAK      JONATHAN                      Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)           LET'S TALK CELLULAR & WIRELESS,        (Month/Day/Year)
     (Last)     (First)     (Middle)            04/01/98                 INC. LTCW
   7900 MIAMI LAKES DRIVE WEST             ----------------------------  --------------------------------    ----------------------
----------------------------------------   3. IRS Identification           5. Relationship of Reporting      7. Individual or Joint/
             (Street)                         Number of Reporting             Person to Issuer                  Group Filing (Check
   MIAMI LAKES, FL 33016                      Person, if an Entity            (Check all applicable)            applicable line)
----------------------------------------      (Voluntary)                   X    Director          10% Owner   X    Form filed by
      (City)      (State)      (Zip)       ----------------------------    -----            -----            -----  One Reporting
                                                                                 Officer           Other            Person
                                                                           ----- (give      -----  (specify         Form filed by
                                                                                 title below)      below)    -----  More than One
                                                                                                                    Reporting Person
                                                                           ----------------------------------
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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NONE
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*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                   (Print or Type Responses)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr.
                                                                                                    5)
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OPTION TO PURCHASE             04/01/98   04/01/08   $.01 PAR VALUE       5,000        $17.50         D
                                                     COMMON STOCK
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Explanation of Responses:
                                                                                /s/ Jonathan Kislak                    2/23/98
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.

                                                     (Print or Type Responses)